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                                                                    EXHIBIT 11.0

STATEMENT RE: COMPUTATIONS OF PER SHARE EARNINGS
($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           Three months ended
                                                March 31,
                                            2006         2005
                                         -----------------------
Numerator:
     Net income                          $      621   $      586

Denominator:
     Denominator for basic earnings per
     share-weighted average shares        2,874,843    2,865,848

Effect of dilutive securities:
     Stock options                           99,783       92,290

Denominator for diluted earnings
     Per share                            2,974,626    2,958,138

Basic earnings per share                 $     0.22   $     0.20

Diluted earnings per share               $     0.21   $     0.20
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